       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 1996
                                                   REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549
                                 --------------------
                                       FORM S-8
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ---------------------
                         NATIONAL HEALTH & SAFETY CORPORATION
                (Exact name of registrant as specified in its charter)
                                ---------------------
            UTAH                                        87-0505222
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)
                                ---------------------
                                   730 Louis Drive
                           Warminster, Pennsylvania 18974
                                    (215) 442-0926
      (Address of Registrant's principal executive offices, including zip code)
                                ---------------------

                  CONSULTING PLAN WITH AVONWOOD CAPITAL CORPORATION
                               (Full title of the Plan)

                             R. Dennis Bowers, President
                                   730 Louis Drive
                           Warminster, Pennsylvania 18974
                                    (215) 442-0926

              (Name, address and telephone number of agent for service)
                                ---------------------

                                      COPIES TO:
                                  Iwona Alami, Esq.
                                Horwitz, Cutler & Beam
                             Two Venture Plaza, Suite 380
                                   Irvine, CA 92718
                                 --------------------
                   Approximate Date of Proposed Sale to the Public:
     As soon as practicable after this Registration Statement becomes effective.
                                 --------------------
                           CALCULATION OF REGISTRATION FEE


- ---------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------
Title of Securities                        Amount to be     Proposed Maximum    Proposed Maximum      Amount of
 to be Registered                           Registered     Offering Price per  Aggregate Offering  Registration Fee
                                                                  Share               Price
- ---------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 Par Value(1)              60,000(1)          $0.7188             $43,125             $100.00
- ---------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------


    (1) The registration fee is based upon the the closing price of the common stock of $0.71875 per share on May 28, 1995 pursuant to Rule 457.

                         NATIONAL HEALTH & SAFETY CORPORATION

           CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

    Form S-8 Item Number
        and Caption                         Caption in Prospectus
    --------------------                    ---------------------
1.  Forepart of Registration State-         Facing Page of Registration
    ment and Outside Front Cover            Statement and Cover Page of
    Page of Prospectus                      Prospectus

2.  Inside Front and Outside Back           Inside Cover Page of Pro-
    Cover Pages of Prospectus               spectus and Outside Cover
                                            Page of Prospectus

3.  Summary Information, Risk Factors       Not Applicable
    and Ratio of Earnings to Fixed Charges

4.  Use of Proceeds                         Not Applicable

5.  Determination of Offering Price         Not Applicable

6.  Dilution                                Not Applicable

7.  Selling Security Holders                Sales by Selling Security Holder

8.  Plan of Distribution                    Cover Page of Prospectus and Sales
                                            by Selling Security Holder

9.  Description of Securities to be         Description of Securities;
    Registered                              Management Consulting
                                            Agreement with Peter D. Bistrian
                                            Consulting, Inc.

10. Interests of Named Experts and          Legal Matters
    Counsel

11. Material Changes                        Not Applicable

12. Incorporation of Certain Information    Incorporation of Certain
    by Reference                            Documents by Reference

13. Disclosure of Commission Position       Indemnification of Directors
    on Indemnification for Securities       and Officers; Undertakings
    Act Liabilities

                                 DATED:  JUNE 3, 1996

PROSPECTUS

                         NATIONAL HEALTH & SAFETY CORPORATION


                              60,000 SHARES COMMON STOCK

                                  ISSUED PURSUANT TO
                          THE COMPANY'S CONSULTING AGREEMENT
                          WITH AVONWOOD CAPITAL CORPORATION

    This prospectus is part of a Registration Statement which registers an aggregate of 60,000 shares of Common Stock, $.001 par value (such shares being referred to as the "Shares"), of NATIONAL HEALTH & SAFETY CORPORATION (the "Company") which may be issued to Avonwood Capital Corporation, a consultant to the Company (the "Consultant") pursuant to a written Consulting Agreement dated February 22, 1996 (the "Consulting Agreement") providing for the issuance of Shares. Such selling stockholder may sometimes hereafter be referred to as the "Selling Security Holder." All of the Shares are being issued to the Consultant pursuant to the Consulting Agreement. The Company has been advised by the Selling Security Holder that it may sell all or a portion of the Shares from time to time in the OTC Bulletin Board market, in negotiated transactions, directly or through brokers or otherwise, and that such shares will be sold at market prices prevailing at the time of such sales or at negotiated prices, and the Company will not receive any proceeds from such sales. The Company's principal executive office is located at 730 Louis Drive Warminster, Pennsylvania 18974, (215) 442-0926.

    No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the Shares issuable under the terms of the Agreement shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                         ------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------------

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.



                     The date of this Prospectus is June 3, 1996.

                                 AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed with the Commission can be inspected and copies obtained at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington D.C. 20549. The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol "NHTL."

    The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the resale of up to an aggregate of up to 60,000 shares of the Company's Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

    1. The Company's Annual Report on Form 10-KSB filed for the year ended December 31, 1995 and the Company's Quarterly Reports on Forms 10-QSB for the quarters ended September 30, 1995 and March 31, 1996.

    2. All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, 730 Louis Drive Warminster, Pennsylvania 18974, (215) 442-0926.

                       INFORMATION WITH RESPECT TO THE COMPANY

    This Prospectus is accompanied by the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 and the Company's Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1995 and March 31, 1996, or the latest Annual Report on Form 10-KSB and Quarterly Reports on Form 10-QSB filed subsequent thereto. These Annual and Quarterly Reports as well as all other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are hereby incorporated by reference in this Prospectus and may be obtained, without charge, upon the oral or written request of any person to the Company at 730 Louis DriveWarminster, Pennsylvania 18974,
(215) 442-0926.

                                 CONSULTING AGREEMENT
                          WITH AVONWOOD CAPITAL CORPORATION

GENERAL

    On February 22, 1996, the Company entered into a Consulting Agreement with Avonwood Capital Corporation pursuant to which the Company agreed to issue to the Consultant 60,000 shares of Common Stock of the Company in consideration for consulting services to be provided to the Company over an anticipated three-month period commencing as of the date of the agreement. Under the terms of the Consulting Agreement, Avonwood Capital corporation is to undertake for and consult with the Company concerning management, marketing and operational planning and consulting, strategic planning, corporate organization and structure, expansion of services and stockholder relations, and shall review and advise the Company regarding its overall progress, needs and condition.

COMPENSATION

    In connection with the Consulting Agreement, the Company has agreed to issue 60,000 shares of Common Stock of the Company over the aforementioned period.

RESTRICTIONS UNDER SECURITIES LAWS

    The sale of any shares of Common Stock acquired must be made in compliance with federal and state securities laws. Officers, directors and 10% or greater stockholders of the Company, as well as certain other persons or parties who may be deemed to be "affiliates" of the Company under the Federal Securities Laws, should be aware that resales by affiliates can only be made pursuant to an effective Registration Statement, Rule 144 or any other applicable exemption. Officers, directors and 10% and greater stockholders are also subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934. Section 16(b) of the Exchange Act generally provides that if an officer, director or 10% and greater stockholder sold any Common Stock of the Company, he would generally be required to pay to the Company any "profits" resulting from the sale of the stock.

                          SALES BY SELLING SECURITY HOLDERS

    The following table sets forth the name of the Selling Security Holder, the amount of shares of Common Stock held directly or indirectly and the percentage of shares of Common Stock to be owned by the Selling Security Holder following completion of such offering (based on 9,721,848 shares of Common Stock of the Company outstanding at March 31, 1996). Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to shares beneficially owned.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
NAME OF SELLING     NUMBER OF     SHARES TO      SHARES TO BE   PERCENT TO BE
SECURITY           SHARES OWNED   BE OFFERED     OWNED AFTER     OWNED AFTER
     HOLDER                                        OFFERING        OFFERING
- --------------------------------------------------------------------------------
Avonwood Capital    60,000 (1)      60,000             0             none
Corporation
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


(1) The compensation for such services includes 60,000 shares of the Company's common stock issuable to Avonwood Capital Corporation for certain advisory and consulting services.

                              DESCRIPTION OF SECURITIES

    The authorized capital stock of the Company consists of 50,000,000  shares
of Common Stock, $0.001 par value.   The authorized preferred stock of the
Company consists of 14,363 shares of Preferred Stock, $ 0.001 par value.

     The following summary of certain terms of the Common Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation and By-laws, which are included as exhibits to the Registration Statement of which this Prospectus is a part, and the provisions of applicable law.

COMMON STOCK

    As of the date of this Prospectus, there are 9,721,848 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock, if any. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    As of the date of this Prospectus, there are 14,363 shares of Preferred Stock outstanding.


OTC BULLETIN BOARD

    The Company's Common Stock is currently quoted on the OTC Bulletin Board under the symbol "NHLT."

TRANSFER AGENT

    The Transfer Agent for the shares of Common Stock is Interwest Transfer, 1981 E. Murray Holladay Rd., Suite 100, Salt Lake City, Utah 84117.


                                    LEGAL MATTERS

    Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Horwitz, Cutler & Beam, Irvine, California.

                                       PART II


Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

    The Registrant incorporates the following documents by reference in the registration statement:

    (a) The Company's Annual Report on Form 10-KSB filed for the year ended December 31, 1995 and the Company's Quarterly Reports on Forms 10-QSB for the quarters ended September 30, 1995 and March 31, 1996.

All other documents filed in the future by Registrant after the date of this Registration Statement, under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES.

     A description of the Registrant's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     None.

Item 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Company's Bylaws and the Utah Revised Business Corporation Act provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

The Company's Articles of Incorporation further provides that a director of the Company shall not be personally liable for monetary damages to the Company or its shareholders for breach of any fiduciary duty as a director, except for liability (I) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the unlawful payments of dividends or stock redemption by the Company or (iv) for any transaction from which the director derives an improper personal benefit.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Inasmuch as Avonwood Capital Corporation who received the Shares of the Registrant was knowledgeable, sophisticated and had access to comprehensive information relevant to the Registrant, such transaction was undertaken in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 8.  EXHIBITS

         4(1)      Agreement with Avonwood Capital Corporation

         5 Opinion of Horwitz, Cutler & Beam, consent included, relating to the issuance of the shares of securities pursuant to the Management Consulting Agreement.

         23(1) Consent of Horwitz, Cutler & Beam, included in opinion set forth in Exhibit 5 hereto.

         23(2)     Consent of Jones, Jensen & Company, independent auditors.

Item 9.  UNDERTAKINGS

         (a)       The undersigned registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                             (i)       To include any prospectus required by
                                       section 10(a)(3) of the Securities Act
                                       of 1933;

                             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

                   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                       SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Warminster, Pennsylvania, on June 3, 1996.


                                       NATIONAL HEALTH & SAFETY CORPORATION



                                       By:  /s/ R. Dennis Bowers
                                            -------------------------------
                                            R. Dennis Bowers
                                            President and Chief Executive
                                            Officer

    Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed below by the following persons in the capacities indicated on June 3, 1996.





/s/ R. Dennis Bowers                    President, Chief Executive Officer and
- -------------------------------        Director (Principal Executive Officer)
R. Dennis Bowers


/s/ Roger H. Folts                      Vice President, Treasurer and Director
- -------------------------------        (Principal Financial and Accounting
Roger H. Folts                         Officer)


/s/ Patricia S. Bathurst                Vice President, Secretary and Director
- -------------------------------
Patricia S. Bathurst

                               EXHIBIT INDEX

Exhibit(4)(1) Agreement with Avonwood Capital Corporation

Schedule A LEAHMAN FORMULA to Exhibit(4)(1)

Exhibit (5) Opinion of Horwitz, Cutler & Beam relating to issuance of shares of securities pursuant to the above Agreement

Exhibit 23(2) Consent of Jones, Jensen & Company, independent auditors